PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750



FOR IMMEDIATE RELEASE                Contact: Robert E. Evans
---------------------                         Chairman and CEO
February 18, 2004                             (740) 373-3155


                   PEOPLES BANCORP INC. APPOINTS TWO DIRECTORS
              -----------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced the recent elections of T. Pat Sauber and Thomas J. Wolf as directors of the company. The Peoples Bancorp Board of Directors unanimously approved the appointments of Mr. Sauber and Mr. Wolf at the company's February board meeting.
         "Pat and Tom are welcome additions to the board and we are fortunate to have representation of their caliber," said Robert E. Evans, Chairman and CEO of Peoples Bancorp. "Their business relationships cover the same markets served by Peoples Bancorp, and they will play key leadership roles in our future success."
         Mr. Sauber will fill the unexpired board seat of Rex Maiden, who passed away January 5, 2004. Since 1990, Mr. Sauber has been a board member of Peoples Bank, the banking subsidiary of Peoples Bancorp. More recently, he was appointed a director of Peoples Bancorp Foundation, Inc., an independent non-profit corporation formed to make charitable distributions to organizations located in Peoples Bancorp's market areas. Mr. Sauber's term as a director of Peoples Bancorp runs through the shareholders' annual meeting date in 2005. He joins Peoples Bancorp's board with many years experience owning and managing McDonald's restaurants in Ohio and West Virginia. He is a trustee of Rio Grande University in Gallipolis, Ohio; a member of the Ohio University Trustees Academy; is past chairman of the Athens (Ohio) Chamber of Commerce and various charitable fund drives in southeastern Ohio. Mr. Sauber also helped develop the Hocking College "Sauber Environment Center" in conjunction with Hocking College in Nelsonville, Ohio. Mr. Sauber is a resident of Athens, Ohio.
         Mr. Wolf joins Peoples Bancorp's board after several years of service as a director of Kentucky Bancshares Incorporated, which was acquired by Peoples Bancorp in May 2003. Mr. Wolf is a longtime resident of the Ashland, Kentucky area, and owns 13 McDonald's restaurants in Kentucky and West Virginia. Also, he is an investor in various other businesses, including radio stations WDGG FM-93.7 and WRBC FM-92.7, as well as a minor league baseball team to be organized in Charleston, West Virginia. Mr. Wolf's civic duties include being on the boards of Our Lady of Bellefonte Hospital in Ashland; the Ashland Alliance (the chamber of commerce for Kentucky's Boyd and Greenup Counties), the Ronald McDonald House in Huntington, West Virginia; the Kentucky Highlands Museum in Ashland; and the David School based in David, Kentucky, an alternative school for youth. Mr. Wolf is a resident of the Russell, Kentucky area.
         Mr. Wolf was also nominated for election to a 3-year term to begin at the annual meeting of Peoples Bancorp shareholders on April 8, 2004. With Mr. Sauber and Mr. Wolf's appointments, the number of directors was increased to 12.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.7 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 49 locations and 32 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

                                 END OF RELEASE